Exhibit 99.1

news

Release Date: January 8, 2008	Contact: Peter J. Rogers, Jr. Executive Vice President, Investor Relations 443-285-8059 progers@micros.com

MICROS ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Columbia, Maryland... MICROS Systems, Inc. (Nasdaq:MCRS), a leading supplier of information systems to the hospitality and retail industries, today announced that its Board of Directors has approved a two-for-one split of the Company’s common stock, executed in the form of a stock dividend of one share for each share held.

Tom Giannopoulos, MICROS’s Chairman and CEO, stated, “This stock split represents our commitment to increasing shareholder value. We believe that the stock split will benefit investors wishing to participate in MICROS’s growth and will serve to attract a broader spectrum of institutional and individual investors.”

The Board of Directors set January 22, 2008 as the record date for the determination of shareholders entitled to receive the additional shares. The Company expects the stock to trade ex-dividend on or about February 5, 2008. As of January 8, 2008, MICROS had 40,931,966 shares outstanding.

MICROS’s previous stock split occurred in February 2005.

About MICROS Systems, Inc.

MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 220,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 153 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 20,000 hotels worldwide, as well as point-of-sale and loss prevention products through its subsidiary Datavantage for more than 50,000 specialty retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.